Exhibit 99.1

Great Elm Group Reports FISCAL 2025 THIRD QUARTER

financial resulTs

Company to Host Conference Call at 8:30 a.m. ET on May 8, 2025

PALM BEACH GARDENS, Fla., May 7, 2025 – Great Elm Group, Inc. (“we,” “our,” “GEG,” “Great Elm,” or “the Company”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal third quarter ended March 31, 2025.

Fiscal Third Quarter 2025 and Recent Highlights

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In February 2025, Great Elm acquired the assets of Greenfield CRE and formed Monomoy Construction Services, LLC (“MCS”), combining the assets of Greenfield CRE and the assets of Monomoy BTS Construction Management (“MCM”).
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MCS is an integrated, full-service construction business serving Great Elm’s real estate verticals as well as its growing third-party project management services.
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GEG’s fee-paying assets under management (“FPAUM”) and assets under management (“AUM”), as of March 31, 2025, totaled approximately $565 million and $768 million, respectively.
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FPAUM and AUM growth of 15% and 12%, respectively, compared to the prior-year period.
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Total revenue for the third quarter grew 15% to $3.2 million, compared to $2.8 million for the prior-year period.
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Growth in revenue was primarily driven by increased revenue from real estate project management fees and rental income as well as increased management fees from Great Elm Capital Corp. (“GECC”) attributable to FPAUM growth.
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Net loss from continuing operations for the third quarter was ($4.5) million, compared to net loss from continuing operations of ($2.9) million in the prior-year period.
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Net loss was primarily driven by unrealized losses related to certain investment positions marked down at quarter-end, which the Company expects to reverse over time, assuming market conditions stabilize.
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Adjusted EBITDA for the third quarter was $0.5 million, compared to $1.2 million in the prior-year period.
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Through May 6, 2025, Great Elm has repurchased approximately 4.8 million shares for $8.7 million, at an average cost of $1.84 per share, through its share repurchase program.
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Book value per share was $2.14 as of March 31, 2025, excluding Consolidated Funds.
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As of March 31, 2025, GEG had approximately $32 million of cash on its balance sheet to support growth initiatives across its alternative asset management platform.
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Subsequent to quarter end, GECC launched a $100 million At-the-Market equity program, providing additional capital flexibility.

Management Commentary

Jason Reese, Chief Executive Officer of the Company stated, “We achieved a solid fiscal third quarter 2025, continuing our positive momentum by expanding our assets under management and maintaining performance across our credit and real estate businesses. Notably, GECC delivered record total investment income in the first calendar quarter of 2025 and continues to drive significant growth in our fee-paying assets under management. GECC is also well positioned to pay meaningful incentive fees to GEG in the coming quarters.”

“In real estate, our launch of Monomoy Construction Services in February through our acquisition of Greenfield CRE adds specialized construction experience to our expanding real estate platform and has been well received by Monomoy’s tenants. As the integration of MCS progresses, we remain focused on our robust project and property pipeline. At Monomoy BTS, we closed on a land purchase for our third development property during the quarter and expect to complete the project during the calendar year. Finally, during the quarter, we continued to repurchase our shares at an attractive discount to book value. Looking ahead, we remain committed to growing our core businesses and pursuing compelling investment opportunities to maximize long-term shareholder value.”

GEG Managed Vehicle Highlights

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GECC delivered a strong first calendar quarter of 2025, generating record Total Investment Income (“TII”), with Net Investment Income in excess of its increased quarterly distribution.
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TII of $12.5 million for the quarter ended March 31, 2025, was the highest in GECC’s history, driven by cash flows from its CLO JV and income from new investments.
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GECC increased its quarterly distribution by 5.7% for the first quarter of 2025, to $0.37 per share from $0.35 per share, which was paid on March 31, 2025.
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In May, GECC launched a $100 million At-the-Market equity program, providing additional capital flexibility.
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Monomoy BTS and Monomoy REIT continued to execute on their strategic priorities.
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Monomoy BTS closed on a land purchase for its third build-to-suit property and made meaningful progress on its fourth project.
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Monomoy REIT acquired a property for approximately $3.0 million and maintains a strong pipeline of transaction opportunities and open requirements from its tenants.
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Great Elm Credit Income Fund was stable in the first calendar quarter of 2025, weathering credit market volatility, and delivered a return from inception through March 31, 2025, of approximately 13.9%, net of fees.1

Discussion of Financial Results for the Fiscal Third Quarter Ended March 31, 2025

GEG reported total revenue of $3.2 million, up 15% from $2.8 million in the prior-year period.

GEG recorded net loss from continuing operations of ($4.5) million, compared to net loss from continuing operations of ($2.9) million in the prior-year period. The net loss this quarter was primarily driven by unrealized losses related to certain investment positions marked down at quarter-end, which the Company expects to reverse over time, assuming market conditions stabilize.

GEG recorded Adjusted EBITDA of $0.5 million, compared to $1.2 million in the prior-year period.

Acquisition of Assets of Greenfield CRE

In February 2025, Great Elm acquired the assets of Greenfield CRE, a leading construction management company, and longstanding partner of Monomoy CRE, LLC, our real estate investment manager. In connection with the acquisition, Great Elm formed MCS and combined the assets of Greenfield CRE with the assets of MCM to launch an integrated, full-service construction business. With MCS, Monomoy will offer a full service, in-house suite of project management, procurement, construction management, asset management, market analysis and feasibility services for its industrial real estate tenants.

Stock Repurchase Program

In fiscal first quarter 2025, GEG’s Board of Directors approved an incremental stock repurchase program under which GEG is authorized to repurchase up to $20 million in the aggregate of its outstanding common stock in the open market. As of May 6, 2025, the Company has repurchased approximately 4.8 million shares for $8.7 million under this program.

Fiscal 2025 Third Quarter Conference Call & Webcast Information

When: Thursday, May 8, 2025, 8:30 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (877) 407-0752; international callers should dial +1 (201) 389-0912. Participants should enter the Conference ID 13746971 if asked.

Webcast: The conference call will be webcast simultaneously and can be accessed here. A copy of the slide presentation accompanying the conference call, can be found here.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income from continuing operations.

Endnotes

1 Assumes invested at inception on November 1, 2023, and remained invested throughout the succeeding seventeen months ended March 31, 2025, with distributions reinvested, net of founder’s class fees and expenses. Performance results should not be regarded as final until audited financial statements are issued covering the period shown. Past performance is no guarantee of future results. This press release does not constitute an offer to sell or a solicitation of an offer to buy interests in any investment vehicle managed by Great Elm or its affiliates. Any such offer or solicitation will only be made pursuant to the applicable offering documents for such investment vehicle.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	March 31, 2025	June 30, 2024
Current assets
Cash and cash equivalents	$31,528	$48,147
Restricted cash	-	1,571
Receivables from managed funds	8,244	2,259
Investments in marketable securities	-	9,929
Investments, at fair value	47,955	44,585
Prepaid and other current assets	3,048	1,215
Real estate assets, net	7,981	5,769
Related party loan receivable	7,500	-
Assets of Consolidated Funds:
Cash and cash equivalents	3,221	2,371
Investments, at fair value	11,345	11,471
Other assets	236	253
Total current assets	121,058	127,570
Identifiable intangible assets, net	12,245	11,037
Goodwill	470	-
Right-of-use assets	1,690	225
Other assets	1,727	1,614
Total assets	$137,190	$140,446
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,030	$317
Accrued expenses and other current liabilities	4,463	7,009
Current portion of related party payables	254	634
Current portion of lease liabilities	346	137
Liabilities of Consolidated Funds:
Payable for securities purchased	204	100
Accrued expenses and other liabilities	171	162
Total current liabilities	7,468	8,359
Lease liabilities, net of current portion	1,352	57
Long-term debt (face value $26,945)	26,302	26,090
Convertible notes (face value $36,380 and $35,494, including $16,578 and $16,174 held by related parties, respectively)	35,864	34,900
Other liabilities	889	845
Total liabilities	71,875	70,251
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 28,687,736 shares issued and 26,687,301 outstanding at March 31, 2025; and 31,875,285 shares issued and 30,494,448 outstanding at June 30, 2024	25	30
Additional paid-in-capital	3,310,838	3,315,638
Accumulated deficit	(3,253,636)	(3,252,954)
Total Great Elm Group, Inc. stockholders' equity	57,227	62,714
Non-controlling interests	8,088	7,481
Total stockholders' equity	65,315	70,195
Total liabilities and stockholders' equity	$137,190	$140,446

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (unaudited)

Amounts in thousands (except per share data)

	For the three months ended March 31,		For the nine months ended March 31,
	2025	2024	2025	2024
Revenues	$3,209	$2,787	$10,708	$8,916
Cost of revenues	(11)	-	1,082	-
Operating costs and expenses:
Investment management expenses	4,033	2,733	10,522	8,334
Depreciation and amortization	361	271	918	837
Selling, general and administrative	1,362	1,630	4,674	5,738
Expenses of Consolidated Funds	19	22	40	22
Total operating costs and expenses	5,775	4,656	16,154	14,931
Operating loss	(2,555)	(1,869)	(6,528)	(6,015)
Dividends and interest income	1,481	2,359	4,606	6,417
Net realized and unrealized gain (loss)	(2,439)	(2,753)	3,767	1,735
Net realized and unrealized gain (loss) on investments of Consolidated Funds	(338)	131	(89)	245
Interest and other income of Consolidated Funds	389	323	1,168	451
Interest expense	(1,039)	(1,074)	(3,097)	(3,197)
(Loss) income before income taxes from continuing operations	(4,501)	(2,883)	(173)	(364)
Income tax benefit (expense)	-	-	-	-
Net (loss) income from continuing operations	(4,501)	(2,883)	(173)	(364)
Discontinued operations:
Net income from discontinued operations	-	-	-	16
Net (loss) income	$(4,501)	$(2,883)	$(173)	$(348)
Less: net (loss) income attributable to non-controlling interest, continuing operations	(4)	217	509	328
Net (loss) income attributable to Great Elm Group, Inc.	$(4,497)	$(3,100)	$(682)	$(676)
Net (loss) income attributable to shareholders per share
Basic	$(0.17)	$(0.10)	$(0.02)	$(0.02)
Diluted	(0.17)	(0.10)	(0.02)	(0.02)
Weighted average shares outstanding
Basic	26,915	30,066	28,000	29,844
Diluted	26,915	30,066	28,000	29,844

Great Elm Group, Inc.

Reconciliation from Net Income (loss) from Continuing Operations to Adjusted EBITDA

Dollar amounts in thousands

	Three months ended March 31,		Nine months ended March 31,
(in thousands)	2025	2024	2025	2024
Net income (loss) from continuing operations - GAAP	$(4,501)	$(2,883)	$(173)	$(364)
Interest expense	1,039	1,074	3,097	3,197
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	361	271	918	837
Non-cash compensation	796	698	2,668	2,426
(Gain) loss on investments	2,777	2,622	(3,678)	(1,980)
Change in contingent consideration	-	(554)	(6)	(518)
Adjusted EBITDA	$472	$1,228	$2,826	$3,598